Exhibit 10.58
CHANGE OF CONTROL/SEVERANCE AGREEMENT
     This CHANGE OF CONTROL/SEVERANCE AGREEMENT, dated as of February 27, 2008, is made by and between Waters Corporation (together with all subsidiaries or affiliates hereinafter referred to as the “Company”) and Elizabeth B. Rae (the “Executive”).
     WHEREAS, the Executive has been hired as a senior executive of the Company and is expected to make major contributions to the Company; and
     WHEREAS, the Company desires continuity of management; and
     WHEREAS, the Executive is willing to render services to the Company subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
     1. Termination prior to a Change of Control. If, within nine (9) months prior to a Change of Control (as such term is defined in Section 3(c) below) and subsequent to the commencement of substantive discussions that ultimately result in the Change of Control, but prior to such Change of Control, the Company terminates the Executive’s employment with the Company for a reason other than Cause (as such term is defined in Section 3(d) below), death or Disability (as such term is defined in Section 3(e) below), the Company shall:
     (a) Cash Payment. Pay to the Executive a lump sum amount (reduced by any required withholding), within ten (10) business days following the Change of Control, equal to the sum of (i) twenty-four (24) times his/her monthly base salary (at the highest monthly base salary rate in effect for the Executive in the twelve-month period prior to the termination of his/her employment) and (ii) an amount equal to the amount payable pursuant to the immediately preceding clause (i) times the greater of (X) his/her target bonus percentage under the Company’s Management Incentive Plan or any successor plan for the year in which the termination of the Executive’s employment occurs or (Y) his/her bonus percentage theretofore accrued thereunder for that year; and
     (b) Benefits. Provide the Executive and his/her dependents with the same life, accident, health and dental insurance benefits that the Executive was receiving immediately prior to the termination of employment until the earlier of: (i) the date which is twenty-four (24) months following the date of the Change of Control; or (ii) the date the Executive commences subsequent employment; provided, that if the Executive’s continued participation is not possible under the terms of any one or more of those insurance plans, the Company shall pay to the Executive the amount the Company would have paid in premiums under the relevant plan or plans had the

Executive continued to be employed by the Company and continued to participate in the relevant plan or plans. The Executive and his/her dependents shall be entitled to health insurance continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), from the date of discontinuance specified in the preceding sentence, to the extent such coverage is required to be provided in accordance with applicable law; and
     (c) Equity Arrangements. On the Change of Control, and notwithstanding any contrary provisions of the Amended and Restated 1994 Stock Option Plan, the Second Amended and Restated 1996 Long-Term Performance Incentive Plan or the 2003 Equity Incentive Plan (or any plans that may become the successors to such plans) and any equity incentive agreements entered into between the Company and the Executive pursuant to such plans or otherwise, cause any unexercisable installments of any equity of the Company or any subsidiary or affiliate of the Company held by the Executive pursuant to any such equity incentive agreement on the Executive’s last date of employment with the Company that have not expired to become exercisable, or in the case of any then effective restrictions on the vesting of any equity of the Company or any subsidiary or affiliate of the Company held by the Executive pursuant to any such equity incentive agreement, to cause such restrictions to lapse, as the case may be, on the Change of Control; and
     (d) Qualified Plan Arrangements. On the Change of Control, cause any unvested portion of any qualified or non-qualified capital accumulation benefits granted to the Executive under the Waters Investment Plan, Waters Retirement Plan, Waters 401(k) Restoration Plan, the Waters Retirement Restoration Plan, and the Waters Health Care Reimbursement Plan for Retirees (or any plans that may become the successors to such plans) to become immediately vested (subject to applicable law);
provided, however, that any amounts and benefits set forth in this Section 1 shall be reduced by any and all other severance or other amounts or benefits paid or payable to the Executive as a result of the termination of his/her employment.
     2. Termination Following a Change of Control.
     If, at any time during a period commencing with a Change of Control and ending eighteen (18) months after such Change of Control, the Company terminates the Executive’s employment for a reason other than Cause, death, or Disability or the Executive terminates employment with the Company for “Good Reason” (provided, however, that any such termination by the Executive must occur promptly, and in any event within 90 days, after the occurrence of the event or events constituting “Good Reason”), the Company shall:
     (a) Cash Payment. Pay to the Executive a lump sum amount (reduced by any required withholding), within ten (10) business days following the Executive’s last date of employment, equal to the sum of twenty-four (24) times his/her monthly base salary (at the highest monthly base salary rate in effect for such Executive in the twelve (12) month period prior to the termination of his/her employment) and (ii) an amount equal to the amount payable pursuant to the immediately preceding clause (i) times the greater of (X) his/her target bonus percentage under the Company’s

Management Incentive Plan or any successor plan for the year in which the termination of the Executive’s employment occurs or (Y) his/her bonus percentage theretofore accrued thereunder for that year; and
     (b) Benefits. Provide the Executive and his/her dependents with the same life, accident, health and dental insurance benefits that the Executive was receiving immediately prior to the termination of his/her employment until the earlier of: (i) the date which is twenty-four (24) months following the date of the Change of Control; or (ii) the date the Executive commences subsequent employment; provided, that if the Executive’s continued participation is not possible under the terms of any one or more of those insurance plans, the Company shall pay to the Executive the amount the Company would have paid in premiums under the relevant plan or plans had the Executive continued to be employed by the Company and continued to participate in the relevant plan or plans. The Executive and his/her dependents shall be entitled to health insurance continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), from the date of discontinuance specified in the preceding sentence, to the extent such coverage is required to be provided in accordance with applicable law; and
     (c) Equity Arrangements. Notwithstanding any contrary provisions of the Amended and Restated 1994 Stock Option Plan, the Second Amended and Restated 1996 Long-Term Performance Incentive Plan or the 2003 Equity Incentive (or any plans that may become the successors to such plans) and any equity incentive agreements entered into between the Company and the Executive pursuant to such plans or otherwise, cause any unexercisable installments of any equity of the Company or any subsidiary or affiliate of the Company held by the Executive pursuant to any such equity incentive agreement on the Executive’s last date of employment with the Company that have not expired to become exercisable, or, in the case of any then effective restrictions on the vesting of any equity of the Company or any subsidiary or affiliate of the Company held by the Executive pursuant to any such equity incentive agreement, to cause such restrictions to lapse, as the case may be, on such last date of employment; and
     (d ) Qualified Plan Arrangements. Cause any unvested portion of any qualified and non-qualified capital accumulation benefits granted to the Executive under the Waters Investment Plan, Waters Retirement Plan, Waters 401(k) Restoration Plan, the Waters Retirement Restoration Plan, and the Waters Health Care Reimbursement Plan for Retirees (or any plans that may become the successors to such plans) to become immediately vested (subject to applicable law);
provided, however, that any amounts and benefits set forth in this Section 2 shall be reduced by any and all other severance or other amounts or benefits paid or payable to the Executive as a result of the termination of his/her employment.
     (e) Definition of Good Reason. For purposes of this Section 2 above, “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of one or more of the following events following a Change of Control, as the case may be:

     (i) A material diminution in the Executive’s authority, duties or responsibilities from his/her authority, duties and responsibilities immediately prior to the Change in Control; or
     (ii) A material reduction in the Executive’s base compensation (except for salary reductions similarly affecting all senior executives of the Company); or
     (iii) A material change in the Executive’s place of business (provided, however, that travel for business purposes consistent with past practices shall not be considered a change in the place of business for the purpose of this clause (iii)); or
     (iv) A material breach by the Company of any agreement under which the Executive provides services to the Company, including without limitation thereto Section 3(h) of this Agreement and any plan of incentive compensation;
provided, that the occurrence of any of the events listed in clauses (i) through (iv) shall not mean “Good Reason” (x) unless the Executive shall have given notice of the event to the Company within ninety (90) days after it first existed and the Company shall have failed to remedy the condition within thirty (30) days after the notice, or (y) if the event follows an event or action by the Executive that would constitute Cause (as defined herein) for termination.
     3. General.
     (a) Release. Notwithstanding any other provision of this Agreement to the contrary, benefits shall be payable under this paragraph only if the Executive enters into a final and binding agreement prepared by the Company whereby the Executive releases the Company and its subsidiaries (and those affiliated with the Company and its subsidiaries) from all claims that the Executive may otherwise have against them, to the extent that the basis for such claims arose on or before the date the release is signed by the Executive; except that such release shall not adversely affect the Executive’s rights to enforce the terms of this Agreement, and shall not adversely affect the Executive’s right to any indemnification or right to reimbursement of expenses by the Company to which the Executive would otherwise be entitled to under, without limitation, any charter document or Company insurance policy, by reason of services he rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof.
     (b) Termination for Cause. In the event the Executive’s employment with the Company is terminated by the Company for “Cause”, or the Executive terminates his/her employment with the Company other than during the specific time periods set forth in Section 2 or for any reason other than Good Reason, the Executive shall not be entitled to the severance benefits or other considerations described herein by virtue of this Agreement.
     (c) Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean (i) the closing of a merger, consolidation, liquidation or reorganization of the Company into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Company, in a single or series of related transactions; (iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred).
     (d) Definition of Cause. For purposes of this Agreement, “Cause” shall mean: (i) the conviction of the Executive by a court of competent jurisdiction of, or the pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (ii) gross negligence, breach of fiduciary duty or breach of any confidentiality, non-competition or developments agreement in favor of the Company; (iii) the Executive shall have willfully and continually failed to substantially perform the Executive’s duties with the Company after a written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand, (iv) the Executive has been chronically absent from work (excluding vacations, illnesses or leaves of absences), (v) the commission by the Executive of an act of fraud, embezzlement or misappropriation against the Company; or (vi) the Executive shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board which is consistent with his/her duties as an officer of the Company.
     (e) Definition of Disability. For purposes of this Agreement, “Disability” means an independent medical doctor (selected by the Company’s health or disability insurer) has certified that the Executive has, for six (6) months consecutive or nonconsecutive in any 12 month period been disabled in a manner that seriously interferes with his/her ability to perform his/her responsibilities as an employee of the Company. Any refusal by the Executive to submit to a medical examination for the purpose of certifying disability shall be deemed to constitute conclusive evidence of the Executive’s disability.
     (f) Tax Gross Up. Notwithstanding anything to the contrary in this Agreement, if any portion of any payments received by the Executive from the Company (whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Company, its successors or any person whose actions result in a Change of Control of the Company) shall be subject to tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor statutory provision, the Company shall pay to the Executive such additional amounts as are necessary so that, after taking into account any tax imposed by Section 4999 (or any successor statutory provision), and any federal and state income taxes payable on any such tax, the Executive is in the same after-tax position that he would have been if Section 4999 (or any successor statutory provision) did not apply and no payments were made pursuant to this Section 3(f). All determinations to be made under this Section 3(f), including whether a gross-up payment is required and the amount of such gross-up payment, shall be made by the Company, after consultations with its tax and accounting advisors.
     (g) Liquidated Damages. The parties hereto expressly agree that the payments by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive.
     (h) Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of the Company. The Company shall require any such successor to assume this Agreement expressly and to be bound by the provisions of this Agreement as if such successor were the Company and for purposes of this Agreement, any such successor of the Company shall be deemed to be the “Company” for all purposes.
     (i) No Employment Agreement; Effect on Other Agreements. Nothing in this Agreement shall create any obligation on the part of the Company or any other person to continue the employment of the Executive, and nothing herein shall affect the Executive’s obligations under any non-competition, confidentiality, option or similar agreement between the Company and the Executive currently in effect or which may be entered into in the future.
     (j) Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation.
     (k) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by single-arbitrator arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
     (l) Governing Law; Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement constitutes the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any prior negotiations, understandings, or agreements concerning the subject matter hereof, whether oral or written, and may be amended or rescinded only upon the written consent of the Company and the Executive. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement and this Agreement shall be construed and reformed to the fullest extent possible. The Executive may not assign any of his/her rights or obligations under this Agreement; the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
WATERS CORPORATION

By:	/s/ Douglas A. Berthiaume

Douglas A. Berthiaume
Chairman, President and Chief Executive Officer

THE EXECUTIVE

By:	/s/ Elizabeth B. Rae

Elizabeth B. Rae Corporate Vice President, Human Resources